Exhibit 99.3

FORTUNE VALLEY TREASURES, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the sale purchase transaction (the "Transaction") between Fortune Valley Treasures, Inc. (the “Company”, “we”, “us”, “our”) and DaXingHuaShang Investment Group Ltd. (“DIGL”).

Fortune Valley Treasures, Inc.

Pro Forma

Balance Sheet - Unaudited

June 30, 2017

	Fortune Valley Treasures, Inc.	DaXingHuaShang Investment Group Ltd	Proforma	Proforma
	May 31, 2017	June 30, 2017	Adjustments	As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$-	$85,597	$-	$85,597
Accounts receivable	-	993	-	993
Due from related parties	-	43,509	-	43,509
Inventory	-	164,400	-	164,400
Prepaid expenses	10,178	-	-	10,178
Tax receivable	-	1,765	-	1,765
Total Current Assets	10,178	296,264	-	306,442
Property and equipment, net	-	17,055	-	17,055
TOTAL ASSETS	10,178	313,319	-	323,497

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$16,098	$3,993	$-	$20,091
Deferred revenue	-	85,678	-	85,678
Due to related parties	58,717	167,575	-	226,292
Total Current Liabilities	74,815	257,246	-	332,061
TOTAL LIABILITIES	74,815	257,246	-	332,061

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock: 75,000,000 shares authorized pre merger and 2,000,000,000 authorized post merger; $0.001 par value; 7,750,000 issued and outstanding pre merger and 307,750,000 post merger shares issued, respectively	7,750	-	300,000	307,750
Common stock: 250,000,000 shares authorized; $0.0004 par value; 250,000,000 shares issued and outstanding, respectively	-	100,000	(100,000)	-

Additional paid in capital (deficiency)	81,729	154,137	(354,116)	(118,250)
Retained earnings (deficit)	(154,116)	(213,124)	154,116	(213,124)
Accumulated other comprehensive income	-	15,060	-	15,060
Total stockholders' equity (deficit)	(64,637)	56,073	-	(8,564)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$10,178	$313,319	$-	$323,497

See notes to the unaudited pro forma combined financial statements

Fortune Valley Treasures, Inc.

Pro Forma

Statement of Operations and Comprehensive Loss - Unaudited

	Fortune Valley Treasures, Inc.	DaXingHuaShang Investment Group Ltd
	Nine Months Ended	Six Months Ended	Proforma	Proforma
	May 31, 2017	June 30, 2017	Adjustment	As Adjusted

Revenue	$-	$25,335	$-	$25,335
Cost of revenue	-	(13,348)	-	(13,348)
Gross Profit	-	11,987	-	11,987

Operating Expenses
General and administrative	60,820	42,030	(60,820)	42,030
Total Operating Expenses	60,820	42,030	(60,820)	42,030

Operating Loss	(60,820)	(30,043)	60,820	(30,043)

Loss Before Income Taxes	(60,820)	(30,043)	60,820	(30,043)
Provision for income taxes	-	(376)	-	(376)

Net Loss	$(60,820)	$(30,419)	$60,820	$(30,419)

Other Comprehensive Income (Loss)
Foreign currency translation loss	-	(146)	-	(146)
Total Comprehensive Loss	$(60,820)	$(30,565)	$60,820	$(30,565)

Basic and Diluted Loss per Common Share	$(0.01)	$(0.00)		$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding*	7,750,000	250,000,000		307,750,000

* Proforma as adjusted shares are not weighted and are actual shares issued and outstanding.

See notes to the unaudited pro forma combined financial statements

Fortune Valley Treasures, Inc.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Fortune Valley Treasures, Inc. (“Fortune Valley”, the “Company”), a company incorporated under the laws of the State of Nevada, USA and DaXingHuaShang Investment Group Ltd. (“DIGL”) and the DIGL Shareholders entered in a memorandum of understanding in which Fortune Valley plans to acquire all of the issued and outstanding DIGL Common Shares from the DIGL Shareholders in exchange for the issuance by the Company to the DIGL Shareholders of 300,000,000 shares of Common Stock issued as payment for the Business Assets of DIGL.

The 300,000,000 shares of Fortune Valley issued as payment for the Business Assets of DIGL will be restricted shares as required by Rule 144 of the United States Securities Act (the “Act” and shall display a restrictive legend as required by the United States Securities and Exchange Act.)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets have been derived from the historical June 30, 2017 balance sheet of DIGL after giving effect to the acquisition with Fortune Valley Treasures, Inc. The pro forma balance sheet and statement of operations and comprehensive loss present this transaction as if they had been consummated as of June 30, 2017, as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 3— Pro Forma Adjustments.

The unaudited pro forma combined financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the merger. Unaudited pro forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of DIGL included elsewhere in this report.

2. ACCOUNTING PERIODS PRESENTED

Certain pro forma adjustments were made to conform DIGL's accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the DIGL acquisition had occurred on June 30, 2017, and combines the historical balance sheet of the Company at June 30, 2017 and the historical balance sheet of DIGL at June 30, 2017.

The unaudited pro forma condensed combined statement of operations and comprehensive loss of the Company and DIGL for the period ended June 30, 2017 are presented as if the acquisition had taken place on June 30, 2017. The pro forma statement of operations and comprehensive loss for the period ended June 30, 2017 combines the historical results of the Company for the nine months ended June 30, 2017 and the historical results of DIGL for six months ended June 30, 2017.

3. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet and statement of operations and comprehensive loss are as follows:

●	To record 300,000,000 shares of Fortune Valley unregistered common stock issued in exchange for 250,000,000 shares of common stock of DaXingHuaShang Investment Group Ltd.
●	To eliminate the accumulated loss of Fortune Valley incurred before the reverse acquisition.